EXHIBIT 10.12

May 2, 2007

Richard Draper, Ph.D.
CERELINK INCORPORATED
4417 Corrales Road
Corrales, NM 87048

Dear Dr. Draper,

It is with great pleasure that I write to you on behalf of the officers and directors of Dot VN, Inc. (“Dot VN” or the “Company”) to formally invite you to join the Company’s Strategic Advisory Board (the “SAB”) to serve on such SAB for a term of two (2) years. Cerelink’s experience, wisdom and established commitment to assisting in the development of socially conscious technology projects and helping people through technology represents the core ideals of Dot VN. With Cerelink’s counsel and guidance, we hope to continue to nurture the growth of information technology and telecommunications in Vietnam in order to advance the development of the internet and other technological infrastructure and ultimately deliver critical services such as communications, disaster recovery, online services and education to major cities as well as remote villages and hamlets throughout Vietnam. It is our firm belief that together we will do great things for Vietnam and its people both from an economic as well as technological standpoint.

In connection with Cerelink’s appointment to the Strategic Advisory Board, Dot VN would like to request that you accept an honorarium in the amount of Five Thousand (5,000) Shares of the Company’s restricted common stock to be issued at the beginning for each year of service on the SAB. Additionally, we would like to offer you an additional One Thousand (1,000) shares of the Company’s restricted stock per event or meeting attended.

If such offer is satisfactory, please signify your acceptance by signing this letter and returning it to the Company. Your time and consideration are greatly appreciated.

Sincerely,
DOT VN, INC.

By:
Lee Johnson, President

Agreed and accepted,
this __ day of ______, 2007

/s/ Richard Draper